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                                                                   EXHIBIT 2.18


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is entered into and is effective this 3rd day of September, 1997, by and among Balanced Care Corporation, a Delaware corporation (together with its permitted assigns, "Purchaser"), and Delores Feltrop Nahar, a/k/a Delores J. Nahar, with the joinder of Albert L. Nahar, her husband; and Kenneth A. Feltrop, with the joinder of Lori L. Feltrop, his wife, individually and d/b/a Feltrop Personal Care Home (collectively "Seller").

                                   RECITALS:

         Seller owns all of the real and personal assets used in connection with the operation of Feltrop Personal Care Home, a licensed personal care facility (the "Facility"), located at 498 Lisbon Road, Darlington, PA 16115; Purchaser desires to purchase substantially all of the assets of Seller and the Business (as hereinafter defined) related thereto and Seller desires to sell such assets to Purchaser.

         This Agreement sets forth the terms and conditions upon which Purchaser will purchase the assets (other than Excluded Assets, as hereinafter defined) owned by Seller and used in the conduct of the Business, and Seller will sell to Purchaser said assets (other than Excluded Assets).

         In consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agree as follows:

                         ARTICLE I. CERTAIN DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         1.1 "Accounts Receivable" shall mean as of any date any trade accounts receivable (including, without limitation, any third party receivables arising in connection with any Third Party Payor Programs), notes receivable, including the Resident Notes as defined in Section 2.1.16 hereof, bid or performance deposits, employee advances and other miscellaneous receivables associated with the Business through and as of such date.

         1.2 "Accreditation Body" shall mean CARF, JCAHO, the Department of Public Welfare, the Division of Personal Care Homes and all other Persons having jurisdiction over the accreditation, certification, evaluation or operation of the Business.

         1.3 "Accrued Expenses" shall mean as of any date accrued rents, insurance premiums, payroll and benefits (including, without limitation, vacation, sick pay, disability pay) and other accrued expenses as would appear on a balance sheet of Seller as of such date, including those described in
Schedule 1.3.

         1.4 "Affiliate" shall mean any company or other entity which controls, is controlled by or is under common control with the designated Party. For the purpose of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.


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         1.5      "Agreement" shall mean this Asset Purchase Agreement.

         1.6 "Ancillary Agreements" shall mean the real property conveyance described in Section 5.2.1 and the bill of sale, assignment and assumption described in Section 5.2.2.

         1.7      "Assumed Liabilities" shall have the meaning given to it in
Section 4.2.

         1.8      "Books and Records" shall have the meaning given to it in
Section 6.16.

         1.9 "Business" shall mean the current operation of the Facility and any other ancillary health care services owned, operated, delivered, managed, developed, constructed, maintained, used, occupied or possessed by Seller in connection therewith (including, without limitation, any outpatient and contract rehabilitation therapy services or any Alzheimer's units).

         1.10 "CARF" shall mean the Commission on Accreditation of Rehabilitation Facilities.

         1.11 "Champus" shall mean the Civilian Health and Medical Program of the Uniform Service, a program of medical benefits covering retirees and dependents of members or former members of a uniformed service provided, financed and supervised by the United States Department of Defense and established by 10 U.S.C. Sections 1071 et seq.

         1.12     "Closing" shall have the meaning given to it in Section 5.1.

         1.13     "Closing Date" shall have the meaning given to it in Section
5.1.

         1.14 "Closing Inventory" shall mean all Inventory relating to the Business on the Closing Date.

         1.15 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

         1.16 "Contract" shall mean all alliance agreements, transfer agreements, other agreements (including, without limitation, Resident's Agreements described on Schedule 1.58, Management Agreements and Provider Agreements), contracts, contract rights, commitments, customer accounts, orders, leases, guarantees, warranties and representations, franchises and books and records of account benefiting, relating to the Business or the ownership, construction, development, maintenance, repair, management, use, occupancy, possession or operation thereof, or the operation of any of the programs or services in conjunction with the Business and all renewals, replacements and substitutions therefor, issued by any Governmental Authority, Accreditation Body or Third Party Payor or maintained or used by Seller with any third Person.

         1.17 "Current Liabilities" shall mean all liabilities classified as current liabilities in accordance with GAAP.


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         1.18     "Damages" shall have the meaning given to such term in
Section 14.4.

         1.19 "Department of Public Welfare" shall mean the Commonwealth of Pennsylvania, Department of Public Welfare.

         1.20 "Division of Personal Care Homes" shall mean the Commonwealth of Pennsylvania, Department of Public Welfare, Division of Personal Care Homes.

         1.21 "Employee" shall mean any individual employed by Seller in the conduct of the Business as listed on Schedule 1.21 (such Schedule being subject to change between the date hereof and the Closing Date as a result of employee changes in the ordinary course of business consistent with past practices).

         1.22 "Encumbrance" shall mean any right to, or interest in, property, which subsists in a third-party and which constitutes a claim, lien, charge or liability attached to and binding upon or an interest in the Purchased Assets, including, but not limited to, a mortgage, judgment lien, mechanic's lien, lease, security interest, easement and right-of-way.

         1.23 "Environmental Law" shall mean any of the following which relates to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Regulated Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Regulated Substance:
(a) any federal statute [including but not limited to the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), and the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Sections 136 et seq.)]; (b) other Legal Requirements; (c) any common law doctrine; and (d) any provision or condition of any permit, license or other operating authorization.

         1.24 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.25 "ERISA Plans" shall mean defined benefit pension plans and defined contribution pension plans qualified under Section 401(a) of the Code.

         1.26 "Excluded Assets" shall mean those assets that are not included in the sale contemplated hereby and as are further defined in Section 2.2.

         1.27 "Facility" shall be as defined in the Recitals of this Agreement.

         1.28 "GAAP" shall mean generally accepted accounting principles in the United States of America.


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         1.29     "Governmental Authorities" shall mean all agencies,
authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether with a federal, state, county, district, municipality, city or otherwise.

         1.30 "Indemnifying Party" shall have the meaning given to such term in Section 14.4.

         1.31 "Indemnified Party" shall have the meaning given to such term in Section 14.4.

         1.32 "Inventory" shall mean the inventory of Seller used in the operation of the Business, including, without limitation, dry storage goods,janitorial supplies, food and beverage supplies, office supplies, medical supplies and pharmaceutical supplies.

         1.33 "JCAHO" shall mean the Joint Commission on Accreditation of Healthcare Organizations.

         1.34 "Knowledge" and words of similar import shall mean, with respect to any Party, actual knowledge of a particular fact or other matter being possessed by an individual, and the knowledge that reasonably could be expected to be or should have been obtained in the course of the reasonable conduct of such Party's business, but shall not be construed to require a comprehensive investigation concerning any particular subject matter, if such investigation would exceed the standard of "reasonable conduct."

         1.35 "Legal Requirements" shall mean all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, orders, judgments, decrees and injunctions (including, without limitation, all applicable building, health code, zoning, subdivision and other land use and health care licensing statutes, ordinances, by-laws, codes, rules and regulations), promulgated or issued by any Governmental Authority, Accreditation Body or Third Party Payor. Without limiting the foregoing, the term Legal Requirements includes all Environmental Laws and all Permits and Contracts issued or entered into by any Governmental Authority, any Accreditation Body and/or any Third Party Payor and all Permitted Encumbrances.

         1.36 "Managed Care Plans" shall mean all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

         1.37 "Management Agreement" shall mean any agreement, whether written or oral, between Seller and any other Person pursuant to which Seller provides any payment, fee or other consideration to any other Person to operate or manage the Business (except any employment agreements).

         1.38 "Medicaid" shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.



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         1.39     "Medicare" shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

         1.40 "Party" shall mean either the Seller or Purchaser, individually, as the context so requires, and the term "Parties" shall mean the Seller and Purchaser together.

         1.41 "Payables" as of any date shall mean any of the trade accounts payable of Seller with respect to the Purchased Assets or the Business as of such date in accordance with GAAP consistently applied.

         1.42 "Payroll Practice/Employee Arrangement" shall have the meaning given to such term in Section 6.19.

         1.43 "Permits" shall mean all permits, licenses, approvals, qualifications, rights, variances, permissive uses, accreditations, certificates, certifications, consents, contracts, interim licenses, permits and other authorizations of every nature whatsoever required by, or issued to or on behalf of Seller under any Legal Requirements benefiting, relating or effecting the Business or the construction, development, maintenance, management, use or operation thereof, or the operation of any programs or services in conjunction with the Business and all renewals, replacements and substitutions therefor, now or hereafter required or issued by any Governmental Authority, Accreditation Body or Third Party Payor.

         1.44 "Permitted Encumbrances" shall mean those Encumbrances as specifically set forth on Schedule 1.44 hereto.

         1.45 "Person" shall mean any individual, corporation, company, limited or general partnership, trust or estate, joint venture, association or other entity.

         1.46 "Prepaid Expenses" as of any date shall mean payments made by Seller with respect to the Purchased Assets or the Business, which constitute prepaid expenses in accordance with GAAP consistently applied.

         1.47 "Provider Agreements" shall mean all participation, provider and reimbursement agreements or arrangements for the benefit of Seller in connection with the operation of the Business relating to any right to payment or other claim arising out of or in connection with Seller's participation in any Third Party Payor Program.

         1.48 "Purchase Price" shall mean the cash price paid in accordance with Section 3.1.1 plus the assumed liabilities, as provided in Section 3.1.2.

         1.49 "Purchased Assets" shall have the meaning given to such term in Section 2.1.

         1.50 "Purchaser" shall have the meaning given to such term in the preamble of this Agreement.


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         1.51     "Purchaser Damages" shall have the meaning given to such term in Section 14.2.

         1.52 "Purchaser Indemnitees" shall have the meaning given to such term in Section 14.2.

         1.53 "Real Property" shall mean the real property owned by Seller, and used in connection with the Facility and the Business as such Real Property is more fully described in Schedule 1.53 hereto.

         1.54 "Regulated Substance" shall mean petroleum, petroleum hydrocarbons or petroleum products and any other chemical, material, substance or waste that is identified as "hazardous" or "toxic" under, or the clean-up of which can be required by, any Environmental Law, including but not limited to Environmental Laws relating to clean air, clean water, hazardous and solid waste disposal, safe drinking water, endangered species, occupational safety and health, oil spill prevention, groundwater protection, and toxic substances control.

         1.55 "Related Party" means (i) Seller, (ii) any Affiliate of Seller, (iii) any officer, director, shareholder or partner of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

         1.56 "Resident's Agreements" shall mean copies of all contracts, agreements and consents executed by or on behalf of any resident or other Person seeking services at the Facility as more fully described in Schedule
1.56 hereto, including, without limitation, assignments of benefits and guarantees, and such resident's related medical and/or other records.

         1.57     "Retained Liabilities" has the meaning given that term in
Section 4.2.

         1.58 "Security Right" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's governing documents or by agreement.

         1.59 "Seller" shall mean Delores Feltrop Nahar, a/k/a Delores J. Nahar and Kenneth A. Feltrop, each individually and d/b/a Feltrop Personal Care Home.

         1.60     "Seller Damages" shall have the meaning given to such term in
Section 14.3.

         1.61 "Seller Indemnitees" shall have the meaning given to such term in Section 14.3.

         1.62 "Taxes" shall mean all taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sales, use, ad valorem, license,

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lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to day such assessment).

         1.63 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         1.64 "Third Party Payor Programs" shall mean all third party payor programs in which Seller participates, including, without limitation, Medicare, Medicaid, Champus, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance plans and employee assistance programs.

         1.65 "Third Party Payors" shall mean Medicare, Medicaid, Blue Cross and/or Blue Shield, private insurers and any other Person which maintains Third Party Payor Programs.

                 ARTICLE II. TRANSFER OF ASSETS AND PROPERTIES

         2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Seller shall sell and convey to Purchaser, free and clear of all Encumbrances whatsoever (other than Permitted Encumbrances and except as otherwise expressly provided herein), and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated owned by each Seller and actually, directly used in connection with the Business (the "Purchased Assets") as the same shall exist on the Closing Date (other than the Excluded Assets), as follows:

                  2.1.1 Real Property. The Real Property, together with the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto;

                  2.1.2 Equipment, Machinery and Other Tangible Personal Property. All machinery, equipment, leasehold improvements, automobiles, supplies, office furniture and office equipment, computing and telecommunications equipment, which arc described in
         Schedule 2.1.2 hereto;

                  2.1.3 Contracts Relating to the Business. All Contracts relating to the acquisition or ownership of the Purchased Assets or the operation of the Business which are the Contracts listed on
         Schedule 2.1.3 and the Contracts which comprise the Resident's Agreements listed on Schedule 1.56 hereto, to the extent such Contracts are transferable to Purchaser;

                  2.1.4 Sales, Rental and Marketing Materials, Manuals. All sales data, rental data, catalogs, brochures, reference sources, suppliers' names, mailing lists, art work, photographs, public relations and advertising material used in the Business, whether in electronic form or otherwise;

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                  2.1.5    Permits, Licenses. All Permits relating to the
         acquisition or ownership of the Purchased Assets or the operation of the Business, including, without limitation, those permits listed in
         Schedule 2.1.5 hereto, to the extent such Permits are transferable to Purchaser;

                  2.1.6 Trade Secrets. All policies and procedures, methods of delivery of services, trade secrets, designs, architectural plans, drawings and specifications, market studies, consultants' reports, prototypes, and all similar property of any nature, tangible or intangible, used in connection with the Business;

                  2.1.7 Intellectual Property. All patents, trademarks, trademark registrations, trade names, service marks, copyrights and copyright registrations of used in connection with the Business which are described in Schedule 2.1.7;

                  2.1.8 Goodwill. All goodwill incident to the Business, including but not limited to the value of the names associated with the Business and the value of good customer relations;

                  2.1.9    Accounts Receivable. Subject to the provisions of
         Section 5.4 hereof, all Accounts Receivable existing on the Closing Date, except the accounts receivable due from the residents and in the amounts listed on Schedule 2.1.9;

                  2.1.10   Inventory. All Closing Inventory;

                  2.1.11   Resident Funds. Subject to the provisions of Section
         5.4 hereof, all prepaid rents, deposits and escrow accounts of, or for the benefit of, the Facility's residents at the Closing Date;

                  2.1.12 Computer Software. All computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.), or specific, unique-to-the-business usage, and all computer operating, security or programming software, owned or licensed and used in the operation of the Business;

                  2.1.13 Records. With respect to all personnel, the supporting records and documents for the information summarized in
         Schedule 6.19 hereto, and all resident records; and

                  2.1.14 Name. All rights to the names "Feltrop Personal Care Home" and "Feltrop's Personal Care Home" and any other trade name which was or is used by Seller with respect to the Facility or by which the Facility was or is known by residents, suppliers, employees, governmental entities or agencies, or the community.

                  2.1.15 Other Intangible Assets. All other intangible assets (including all causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or the Business.


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         2.2      Excluded Assets. Notwithstanding Section 2.1, the following assets (collectively, the "Excluded Assets") shall be excluded from this Agreement, and shall not be assigned or transferred to Purchaser:

                  2.2.1 Cash. All other cash, cash equivalents on hand or in bank accounts, and short-term notes receivable as of the Closing Date;

                  2.2.2 Consideration. The consideration paid to Seller pursuant to this Agreement;

                  2.2.3 Pensions. Assets constituting any pension or other funds for the benefit of Employees existing on the Closing Date;

                  2.2.4 Third Party Claims. Any claims and rights against third parties (including, without limitation, insurance carriers) to the extent they relate to liabilities or obligations of such third parties that are not assumed by Purchaser hereunder (except the amount of reasonable costs and expenses Purchaser shall have incurred with respect to such claims and rights);

                  2.2.5 Taxes. Claims for refunds and credits of Taxes and other charges imposed by any Governmental Authority for a period prior to Closing; and

                  2.2.6 Prepaid Expenses. All Prepaid Expenses of; or for the benefit of, the Purchased Assets or the Business as of the Closing Date, including those described in Schedule 2.26, for which Seller will receive a credit as described in Section 5.4 hereof;

                  2.2.7 Other Excluded Assets. Assets of either Seller which are not solely, actually and directly used in the operation of the Business.

         2.3 License to Use Certain Assets. To the extent that there are any tangible or intangible assets used by Seller solely, actually and directly in connection with the Purchased Assets or the Business that are not specifically designated as Excluded Assets by Section 2.2 (without reference to this Section), the Purchased Assets shall include an irrevocable, nonexclusive, perpetual, paid-up, royalty-free, transferable license to utilize such assets in connection with the operation of the Business after the Closing Date. To the extent that any such assets may not be licensed, each Seller shall take all steps required to assure that Purchaser obtains the benefit of such assets.

                      ARTICLE III. CONSIDERATION AND TERMS

         3.1      Consideration for Purchased Assets.

                  3.1.1 Purchase Price. The purchase price for the Purchased Assets and the Business shall be Five Million Seven Hundred Thousand ($5,700,000) Dollars. The consideration to be paid by Purchaser for the Purchased Assets and the Business shall be paid by Purchaser as follows: (i) a cash payment in the amount of $30,000 at the time of


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         execution of this Agreement (the "Initial Payment"); (ii) $30,000 promptly upon satisfaction of the condition specified in Section 10.15 hereof, but in no event later than September 15, 1997 (the "Second Payment") (the Initial Payment and the Second Payment, if any are hereinafter collectively called the "Deposit"); and (iii) the balance to be paid by wire transfer at the time of Closing (the "Final Payment").

         3.1.2 Other Consideration. As additional consideration, Purchaser shall also assume the Assumed Liabilities, specified in Section 4.2 herein, at the time of Closing.

         3.2 Allocation. The Purchase Price shall be allocated among the Purchased Assets and the Business in accordance with the allocation set forth in Schedule 3.2, which the parties acknowledge is based on the fair market value of the Purchased Assets and the Business, in conformance with the requirements of Section 1060 of the Code. Purchaser and each Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation, and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or otherwise. As required of Section 1060 of the Code and the regulations thereunder, Purchaser and each Seller shall prepare and timely file Form 8594 with the Internal Revenue Service, which Form shall be consistent with the allocation set forth in Schedule 3.2.

            ARTICLE IV. ASSUMPTION OF LIABILITIES; EMPLOYEE MATTERS

         4.1 General Limitation on Assumption of Liabilities. Except for Permitted Encumbrances and as otherwise provided in Sections 4.2, 4.3 and 4.4 below, Seller shall transfer the Purchased Assets to Purchaser free and clear of all Encumbrances, and without any assumption of liabilities and obligations, and Purchaser shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any liabilities or obligations of Seller or any other Person. For purposes of this Section 4.1 the phrase "liabilities and obligations" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         4.2 Assumed Liabilities and Obligations of Seller. On the Closing Date, Purchaser shall acquire the Purchased Assets subject only to, and shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller harmless from the following liabilities and obligations, excluding any liabilities and obligations to Affiliates of Seller (collectively, the "Assumed Liabilities"):

         (i) all obligations of Seller accruing on or after the Closing Date under the Contracts contemplated by Section 2.1.3, provided that the rights thereunder have been duly and effectively assigned to Purchaser and/or that Purchaser has received the benefits thereof; and

         (ii) all obligations of Seller accruing on or after the Closing Date under the Permits described in Section 2.1.5, provided that the rights thereunder have been duly and


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                  effectively assigned to Purchaser and/or that Purchaser has received the benefits thereof.

         Except for the Assumed Liabilities, Purchaser does not and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other liability of Seller existing prior to the Closing Date or arising out of any transactions entered into, or any state of facts existing, prior to the Closing Date (the "Retained Liabilities"), and Seller agrees to pay and satisfy when due all of the Retained Liabilities. Except for the obligations and liabilities included in the Assumed Liabilities, the term "Retained Liabilities" shall include, without limitation, liabilities:

         (i) for or in connection with any dividends, distributions, redemptions, or Security Rights with respect to any security of Seller;

         (ii) arising out of any transaction affecting Seller or obligations incurred by Seller after Closing;

         (iii) for Seller's expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and all brokers or finders fees or commissions payable by Seller,

         (iv)     of Seller under or arising out of this Agreement;

         (v) against which Seller is insured or otherwise indemnified, but only for the amount recovered by Seller, or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnities) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application, but only for the amount that would have been recovered by Seller but for such breach or fraud;

         (vi)     of Seller to any Related Party;

         (vii)    of Seller to indemnify Seller's Employees or agents;

         (viii) federal, state or local tax liabilities or obligations of Seller accrued or relating to a period prior to Closing, and the transactions contemplated hereunder, including, without limitation, income taxes payable under the Code, any income tax, any franchise tax, any tax recapture, any FICA, workers' compensation, vacation liability and other employee benefits, any insurance premiums, rents, or other accruals and any and all other taxes or amounts due or payable for a period prior to Closing; notwithstanding the foregoing, all sales and use taxes, transfer taxes, and all other impositions of tax arising solely by reason of the transfers contemplated by this Agreement (excluding all federal, state and local income and gross receipt taxes on the earnings or gross receipts of Seller prior to the Closing

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

                  Date, which shall remain the sole responsibility of Seller) shall be the responsibility of and shall be paid equally by Seller and Purchaser (any real estate and personal property taxes for the year in which Closing occurs, together with FICA, workers' compensation, premiums, vacation liability and other Employee benefits, insurance premiums, rents and other accruals shall be pro-rated as of the Closing Date as provided in Section 5.4 hereof.

         (ix) for long term indebtedness and other obligations or guarantees of Seller;

         (x)      for Current Liabilities of Seller at the Closing Date;

         (xi) if applicable, for or in connection with any cost reports required to be filed by Seller with respect to periods prior to Closing; and

         (xii) for Accrued Expenses and Payables of Seller prior to the Closing Date.

The provisions of this Section 4.2 shall survive Closing.

         4.3 Offer of Employment. Purchaser may offer employment on and as of Closing, on an at-will basis, to Employees actively at work in substantially similar jobs, at substantially the same base salaries or wages and substantially the same benefits as were paid or provided by Seller immediately prior to the Closing Date.

         4.4      Vacation, Workers' Compensation and Disability Claims.

                  4.4.1 Seller's Liability. Seller shall remain solely liable for all accrued vacation entitlements, workers' compensation, disability and occupational diseases of or with respect to the Employees attributable to entitlements, injuries, claims, conditions, events and occurrences occurring before the Closing Date.

                  4.4.2 Purchaser's Liability. Purchaser shall be liable for all vacation entitlements, workers' compensation, disability and occupational diseases of or with respect to the Employees hired by Purchaser attributable to entitlements, injuries, claims, conditions, events and occurrences first occurring on or after the Closing Date.

                  4.4.3    Workers' Compensation; Unemployment Compensation.
         Schedule 4.4.3 attached hereto sets forth a true and correct summary of the following with respect to Seller and the Employees:

                  (i)      a listing of all workers' compensation contracts;

                  (ii) the workers' compensation loss experience for the past three years; and

                  (iii) a summary report and experience rating for unemployment compensation.

                               ARTICLE V. CLOSING

         5.1 Time; Location. Subject to the provisions of Section 13.1(ii), the consummation of the purchase and sale of the Purchased Assets shall take place on or before October 3, 1997 (the "Closing"). The date of the Closing shall be referred to as the "Closing Date." The Closing shall take place at such time, date and place as may be mutually agreed upon by the Parties.

         5.2 Documents. At Closing, Seller shall execute and deliver the following instruments of transfer and assignment:

                  5.2.1 Deed. Duly executed special warranty deed in favor of Purchaser or Purchaser's assignee, in recordable form, transferring good and marketable fee simple title to the Real Property, subject only to Permitted Encumbrances, and such affidavits, releases, satisfactions or other instruments as Purchaser's title insurance company may reasonably request, with respect to, but not limited to,
         (i) exceptions for (A) judgments, bankruptcies, taxes and municipal claims, (B) parties in possession other than current occupants pursuant to agreements with either Seller, (C) mechanics' or materialmen's liens and (D) encroachments or survey discrepancies of any nature; (ii) mortgages or security interests and (iii) gap indemnities;

                  5.2.2 Bill of Sale. A general bill of sale, assignment and assumption substantially in the form of Exhibit 5.2.2 hereto, transferring to Purchaser good and indefeasible title to all of the tangible personal property included in the Purchased Assets, subject only to Permitted Encumbrances and the Assumed Liabilities and assigning to Purchaser, to the extent assignable, Seller's right, title and interest in each of the Contracts, Permits and other agreements included in the Purchased Assets, together with all consents of third parties that are required to make each such assignment effective;

                  5.2.3 Title Certificates. Certificates of title to all vehicles, if any, included in the Purchased Assets with assignments to Purchaser;

                  5.2.4 Property Tax Statements. To the extent not delivered prior to Closing, all real estate and personal property tax statements or bills for or relating to the Real Property or any of the other Purchased Assets for the applicable current tax year or years, and all tax assessments or notices thereof upon which such taxes are based;

                  5.2.5 Plans and Specifications. To the extent not delivered prior to Closing, all plans, specifications and other drawings in Seller's possession used in the construction of the Facility or any renovations thereof (including, without limitation, the most current as-built plans and architectural specifications) and all guarantees and warranties made by third parties with respect to the improvements, buildings, personalty or any of the other Purchased Assets;

                  5.2.6 Building Permits. To the extent not delivered prior to Closing, all building permits, zoning permits, occupancy permits, subdivision plans, surveys and hazardous waste studies and soil studies in Seller's possession prepared within two years before the date hereof, for or relating to the Facility;

                  5.2.7 Contracts and Other Permits. To the extent not delivered prior to Closing, all Contracts, Permits, or other instruments or agreements, which are in effect and existence as of the Closing Date, relating to the ownership, operation, use, occupancy, licensure, accreditation or maintenance of the Business;

                  5.2.8 Rent Roll. The rent roll listing all residents of the Facility and their respective rent payments current as of two days prior to Closing;

                  5.2.9 Closing Documents. To the extent not delivered prior to Closing, the documents referred to in Section 8.1.2 and Section 8.1.8; and

                  5.2.10 Other Documents. The Ancillary Agreements, and such additional instruments of conveyance and transfer as Purchaser may reasonably require in order to more effectively vest in it, and put it in possession of, the Purchased Assets.

         At Closing, Purchaser shall deliver to Seller the following:

         (i) the Purchaser's Certificate described in Section 11.3 hereof, (ii) the Secretary's Certificate described in Section 11.4 hereof, (iii) the documents and instruments described in Section 11.6 hereof, and (iv) the Final Payment, as provided in Section 3.1.1 hereof.

         5.3 Reasonable Steps. Seller shall make such reasonable efforts as may be appropriate so that on the Closing Date, Purchaser shall be placed in actual possession and control of all of the Purchased Assets.

         5.4 Closing Adjustments. The following apportionments shall be made at the Closing as of the close of business on the day immediately preceding the Closing Date (hereinafter called the "Adjustment Date"):

         (a) Resident fees, rents and other charges for the month in which occurs the Adjustment Date shall be apportioned between Seller and Purchaser with Seller retaining or receiving, as the case may be, an amount equal to the full amount of such resident fees, rents and other charges times a fraction, the numerator of which is the number of days in such month to and including the Adjustment Date and the denominator of which is thirty (30). If at the Adjustment Date there are past due amounts for the month in which occurs the Adjustment Date, then the first monies received and applied from such resident or residents shall be applied to such past due amounts and Seller's share thereof shall be promptly remitted by Purchaser to Seller. If at the Adjustment Date there are past due amounts owed by residents for any period prior to the Adjustment Date, Seller shall be paid in the manner provided in Section 5.5 hereof.

         (b) With respect to Contracts listed on Schedule 2.1.3, Purchaser shall, by notice to Seller given within twenty days of Purchaser's receipt thereof, specify which of said Contracts Purchaser will not assume at the Closing. If Purchaser fails to give such notice, time being of the essence, it shall assume all of such Contracts listed on
         Schedule 2.1.3, but, in any event, shall not be deemed to have assumed any contracts of Seller which are not listed on Schedule 2.1.3. Amounts paid or payable in respect of Contracts assumed by Purchaser will be prorated based upon the respective periods to which such payments relate. The foregoing to the contrary notwithstanding, Seller will obtain a meter reading for electric service not more than thirty
         (30) days prior to the Adjustment Date and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such reading.

         (c) With respect to insurance policies listed on Schedule 6.24, Purchaser shall, by notice to Seller given within twenty days after receipt thereof, specify which of said insurance policies Purchaser will retain. If Purchaser fails to give such notice, time being of the essence, it shall be deemed to have elected to retain none of such insurance policies. Premiums paid or payable in respect of each insurance policy retained by Purchaser will be apportioned based upon the coverage period thereof.

         (d) Real estate taxes shall be apportioned on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate taxes at the Closing shall be based on the tax rate for the next preceding year applied to the latest assessed valuation; provided, however, that a final adjustment will be made upon the actual tax amount, when determined.

         (e) As provided in Section 8.1.10, Seller shall pay all wages and salaries including overtime compensation, of Employees attributable to time worked through the Adjustment Date; Purchaser shall pay all wages and salaries including overtime compensation, of Employees attributable to time work after the Adjustment Date.

         (f) As indicated on Schedule 6.19, the Vacation Time (herein so called) for each of Seller's Employees is accrued over consecutive twelve month periods (each, a "Service Year"), with each Service Year commencing on each Employee's initial date of service (or an anniversary thereof) and ending on the day prior to the next succeeding anniversary thereof. Employees are permitted to accept payment in lieu of vacation time off for Vacation Time ("Vacation Payments"). Purchaser shall receive a credit at Closing for all unused Vacation Time accrued by Seller's Employees through the Adjustment Date and for which no Vacation Payment has been made. Seller shall receive a credit at Closing for all Vacation Time actually used by Seller's Employees through the Adjustment Date and which has not yet accrued as of the Adjustment Date in favor of said Employees.

         The provisions of this Section 5.4 shall survive the Closing.

         5.5 Post-Closing Adjustments. Upon Purchaser's receipt of any payment out of the ordinary course from a resident listed on Schedule 2.1.9 or their agents, for amounts past due under any Resident's Agreements, whether by liquidation of assets or otherwise, then providing the amount of said payment is sufficient to pay the full amount due to Seller from such resident as listed on Schedule 2.1.9 ("Seller's Payment") and to pay all amounts due to Purchaser from such resident as of the date of Purchaser's receipt of said payment ("Purchaser's Payment"), Purchaser shall promptly remit Seller's Payment to Seller, and shall retain for its own account Purchaser's Payment. If said payment is insufficient to pay Seller's Payment and Purchaser's Payment in full, then upon receipt of said payment, Purchaser shall promptly remit to Seller an amount equal to the amount so received, times a fraction, the numerator of which is the amount of Sellers Payment and the denominator of which is the sum of Seller's Payment and Purchaser's Payment.

         The provisions of this Section 5.5 shall survive the Closing.



              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser, that each of the following representations and warranties is true and correct as of the date hereof:

         6.1 Power to Enter Agreement. Each Seller is an adult individual and has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof and to be performed by it.

         6.2 Authorization of Agreement. Seller has taken all necessary action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby.

         6.3 Enforceability. This Agreement constitutes, and the Ancillary Agreements to which Seller is party, upon its execution and delivery thereof, will constitute the legal, valid and binding obligations of each Seller, enforceable in accordance with their terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         6.4 No Violation; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which each Seller is a party, and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) to Seller's Knowledge, except with respect to notices and consents (if any) required to be given by either Seller to any Accreditation Body or Governmental Authority in connection with the sale and change of ownership of the Purchased Assets and the Business, violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller, the Business or the Purchased Assets are subject; (ii) violate any judgment, order, writ or decree of any court applicable to Seller, the Business or the Purchased Assets;
(iii) except as identified on Schedule 2.1.3, conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract or other instrument, document or undertaking to which Seller is a



            [The remainder of this page is intentionally left blank]





                                      16A
party or any of the Purchased Assets is bound; or (iv) result in the creation or imposition of any Encumbrances upon the Purchased Assets.

         6.5 Financial Statements. Seller has delivered, or will have delivered on or before August 25, 1997, to Purchaser true and complete copies of the audited, or if unavailable, unaudited (i) balance sheets of the Business at December 31, 1996, 1995 and 1994 and the related statements of income and cash flows for the years then ended and (ii) monthly statements of profit and loss and cash flows for the first six months of 1997 with respect to the operation of the Facility, which were prepared in accordance with GAAP, as certified by S. R. Snodgrass, A.C. In addition, Seller shall provide Purchaser, as promptly as the same become available through the month prior to the month in occurs the Closing Date, but no later than 15 days after the last day of each month, monthly statements of profit and loss and cash flows of Seller for the Facility. In the event that the Closing Date occurs within the first 15 days of a month, notwithstanding anything to the contrary herein, Seller shall furnish Purchaser statements of profit and loss and cash flows for the then immediately preceding month no later than two weeks after the Closing Date. True and correct copies of such financial statements are attached hereto as
Schedule 6.5. The foregoing financial statements have been prepared from the Books and Records of Seller on a consistent basis throughout the periods involved except as may be noted therein. Such financial statements, including the related notes, are true and correct and fairly present the financial position of the Business at the dates indicated and the results of operations and cash flow statements of the Business for the periods then ended.

         6.6 Accounts Receivable. All Accounts Receivable (i) have or will have arisen only in the ordinary course of business consistent with past practice for goods actually sold and delivered or services actually performed; and (ii) to the Knowledge of Seller, are or will be collectible in full at the recorded amounts thereof (subject to no defenses, setoffs or counterclaims) in the ordinary course of business (without resort to litigation or assignment to a collection agency).

         6.7 Inventory. The Inventory was or will be acquired and maintained in accordance with the regular business practices of Seller, consists or will consist of new and unused items of a quality and quantity usable or salable in the ordinary course of business consistent with past practice.

         6.8      Absence of Certain Changes or Events.

                  6.8.1 Seller. Except as set forth in Schedule 6.8 hereto, since June 30, 1997 in connection with the Purchased Assets or the Business, Seller has not:

                  (i) amended in any material respect or terminated any Contract or Permit other than in the ordinary course of business consistent with past practice;

                  (ii) suffered the occurrence of any fire, storm or similar casualty that, individually or in the aggregate, have had, or could reasonably be expected to have, a material adverse effect on the results of operations of the Business or on the Purchased Assets, including, without limitation, the Real Property, whether or not covered by insurance;

                  (iii) sold, transferred, replaced or leased any of the Purchased Assets, except for transactions in the ordinary course of business consistent with past practice;

                  (iv) waived or released any material rights with respect to the Purchased Assets or the Business;

                  (v) transferred or granted any rights to the Logo and Name;

                  (vi) entered into any transaction or made any commitments (for capital expenditures or otherwise) other than in the ordinary course of business consistent with past practice;

                  (vii)    changed its methods of accounting;

                  (viii) increased the compensation of any of the Employees, except following normal review procedures or as reasonably deemed necessary in the ordinary course of business consistent with past practice;

                  (ix) suffered any major or key personnel changes (other than the resignation of each Seller at Closing);

                  (x) materially altered its conduct in its relations with suppliers and residents;

                  (xi) materially altered its marketing efforts with respect to the Business; or

                  (xii) received any notice nor has any Knowledge that its license or permits to operate the Facility has been or will be suspended, revoked, or restricted in any manner.

         6.9      Real Property.

                  6.9.1 Title to Properties; Absence of Liens and Encumbrances. Delores Feltrop Nahar and Kenneth A. Feltrop own equally and will transfer to Purchaser at Closing good, marketable and indefeasible title to all of the Purchased Assets, including, without limitation, the Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Copies of all title insurance policies and surveys written in favor of Seller relating to the Real Property have been delivered to Purchaser.

                  6.9.2 Structures and Improvements. To Seller's Knowledge, Seller represents and warrants that all structures and other improvements on the Real Property are in functional order and repair and free from any structural defects.

                  6.9.3 Boundaries; Location. Seller represents and warrants that the Real Property is considered a separate parcel of land for taxing and conveyancing purposes and, to Seller's Knowledge, the Real Property (i) is not located in a flood plain, flood hazard area or designated wetlands area and (ii) has no subsidence problems due to natural or manmade sub-surface conditions.

                  6.9.4 Use and Operation. Seller represents and warrants that, to Seller's Knowledge, the use and operation of the Real Property conforms to all applicable building, zoning, safety and subdivision laws, Environmental Laws and other Legal Requirements, and all restrictive covenants and restrictions and conditions affecting title.

                  6.9.5 Utilities. Seller represents and warrants that all utilities (including water, electric, storm and sanitary sewage and telephone utilities) required to operate the Facility are available to the Facility and such utilities enter the boundaries of such Facility through adjoining public streets, permanent easements or rights-of-way of record in favor of Seller. To Seller's Knowledge, such utilities are all connected pursuant to valid permits, are all in functional working order and are adequate to service the operations of the Facility as currently conducted and permit full compliance with all Legal Requirements. Seller has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to the Facility.

                  6.9.6 Assessments; Notices. Seller has not received any written or oral notice of assessments for public improvements against the Real Property or any written or oral notice or order by any Governmental Authority, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that relates to violations of building, safety or fire ordinances or regulations, that claims any defect or deficiency with respect to any of such properties or requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same.

                  6.9.7 Condemnation. Seller represents and warrants that there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property.

                  6.9.8 Access. Seller represents and warrants that all present driveways and other access routes to the Real Property are from public streets and no other Person has any right to use any such driveways or other access routes.


         6.10     Proprietary Rights.

                  6.10.1 Logos and Tradenames. Schedule 2.1.7 hereto includes a copy of the logo which Seller has used in connection with Business (the "Logo"). Moreover, Seller has used the name "Feltrop's Personal Care Home" continuously since the inception of the Business (the "Name"). Seller makes no representation or warranty whatsoever that it has any right, title or interest in and to the Logo and/or the Name. Seller does represent and warrant that the validity of the Logo and Name and the rights therein of Seller, if any, have not been questioned in any litigation to which Seller is a party, nor, to Seller's Knowledge, is any such litigation threatened; and that to Seller's Knowledge, the conduct of the Business does not conflict with patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of others.

                  6.10.2 Infringement. Except as disclosed in Schedule 2.1.8 hereto, Seller does not have Knowledge that any material use of the Logo and Name has heretofore been, or is now being, made by any Person other than Seller. No present or former Employee or consultant of Seller has any interest in any of the Logo or Name.

         6.11     Contracts and Commitments. Except as listed and described on
Schedule 1.56, Schedule 2.1.3, and Schedule 6.24, with respect to the Purchased Assets or the Business, Seller is not a party to any written or oral:

                  (i) Contract limiting or restraining Seller or any successor or assign from engaging or competing in any likeness of business with any Person;

                  (ii) license, franchise, distributorship or other agreement, including those that relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Business;

                  (iii) Contract or commitment to assign, option, sell, transfer or otherwise convey to any person other than Purchaser any right, title or interest of Seller in and to all or any portion of the Business; or

                  (iv) any other material Contract not made in the ordinary course of business consistent with past practice and by which Purchaser would be bound upon the occurrence of the Closing (other than by virtue of Purchaser's election to assume and/or accept an assignment of, such Contract.

         To Seller's Knowledge, each of the Contracts and other instruments, documents and undertakings listed on Schedule 1.56, Schedule 2.1.3, and
Schedule 6.24 is valid and enforceable in accordance with its terms, the parties thereto are in compliance with the provisions thereof, neither party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred that with or without the giving of notice or lapse of time, or both, would constitute a default thereunder and (ii) except as set forth on Schedule 2.1.3 and Schedule 1.56, and except for the Resident's Agreements, no advance payments have been received by Seller by or on behalf of any party to any of the Contracts and other instruments, documents and undertakings listed thereon for services to be rendered or products to be delivered to such party after the Closing Date. Any Contracts that cannot be transferred or require consent or approval for the transfer thereof are specifically identified on Schedule 2.1.3 and Schedule 1.56 hereto as nontransferable or requiring such consent or approval.

         6.12 Permits. Schedule 2.1.5 hereto sets forth a correct and complete list of all current Permits. Each of said permits, including but not limited to the Certificate of Compliance issued by the Pennsylvania Department of Public Welfare on February 17, 1997 to No.440950, is in full force and effect. To Seller's Knowledge, no suspension or cancellation of any of the Permits is threatened and no cause exists for such suspension, revocation, restriction or cancellation. Any Permits that cannot be transferred or require consent or approval for the transfer thereof are specifically identified on
Schedule 2.1.5 hereto as nontransferable or requiring such consent or approval.

         6.13 Compliance with Laws. Except as described in Schedule 6.13 hereto, Seller has at all times conducted, and is presently conducting, the Business so as to comply in all material respects with all Legal Requirements applicable to the conduct of operation of the Business or the ownership or use of the Purchased Assets.

         6.14 Legal Proceedings. Except as described in Schedule 6.14 hereto, there is no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or, to Seller's Knowledge, threatened against Seller with respect to the Business or any of the Purchased Assets owned or used by it in connection therewith, or relating to the transactions contemplated by this Agreement, nor to Seller's Knowledge is there any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Except as set forth on Schedule 6.14 hereto, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Business or the Purchased Assets owned or used by Seller in connection therewith that might affect the transactions contemplated by this Agreement.

         6.15     Absence of Undisclosed Liabilities. Except as set forth in
Schedule 6.15, Seller has no liabilities or obligations (as defined in Section 4.1) relating to the Business except (i) those liabilities and obligations set forth on the financial statements of Seller previously provided to Purchaser and not heretofore paid or discharged; (ii) those liabilities and obligations arising in the ordinary course of business consistent with past practice under any Contract or commitment specifically disclosed on Schedule 2.1.3 hereto or not required to be disclosed because of the term or amount involved; and (iii) those liabilities and obligations incurred in the ordinary course of business consistent with past practice since the financial statements dated March 31, 1997 provided to Purchaser; and (iv) those liabilities and obligations by which Purchaser will not be bound.

         6.16 Books and Records. All books of account and other financial records of Seller directly relating to the Business (the "Books and Records") are materially complete and correct and have been made available to Purchaser. All of the Books and Records have been prepared and maintained in accordance with good business practices and in compliance in all material respects with all Legal Requirements.

         6.17 Employees. Schedule 1.21 sets forth a true and correct list of the following for the Facility: (i) all individuals employed by Seller in the conduct of the Business; (ii) total wage costs; (iii) wage/salary grade structure and (iv) each Employee's (A) present position and department, (B) job description, (C) rate of compensation and (D) service credited for purposes of vesting and eligibility under each Payroll Practice/Employee Arrangement.

         6.18 Labor Disputes. Except as described in Schedule 6.18 hereto, there are no material discrimination complaints nor any other kind of employment or labor related disputes against Seller in connection with the Business pending before or, to Seller's Knowledge, threatened before any federal, state or local court or agency, and to Seller's Knowledge, no material dispute respecting minimum wage or overtime claims or other conditions or terms of employment exists. The Business has not experienced any material labor disputes or any material work stoppage due to labor disagreements within the past three years. With respect to the Business and except to the extent set forth in Schedule 6.18: (i) there is no unfair labor practice charge or complaint against Seller pending or, to Seller's Knowledge, threatened, before the National Labor Relations Board; (ii) there is no labor strike, slowdown or stoppage pending or, to Seller's Knowledge, threatened against or affecting Seller; and (iii) no question concerning representation has been raised within the past three years, or to Seller's Knowledge, is threatened respecting the Employees.

         6.19     Payroll Practice/Employee Arrangement.

                  6.19.1 Benefit Plans. Schedule 6.19 contains a complete list of each employee benefit plan subject to ERISA, and/or holiday, vacation or other bonus practice or any other employee pay practice, arrangement, agreement or commitment (the "Payroll Practice/Employee Arrangement") and maintained by or with respect to which Seller has any liability or obligation, whether actual or contingent, with respect to the Employees or their respective beneficiaries.

                  6.19.2 Plan Liability. Seller has not taken any action that may result in Purchaser being a party to, or bound by, an ERISA Plan, and Purchaser shall have no liability under, or be subject to any liability on account of, any ERISA Plan or Payroll Practice/Employee Arrangement following the consummation of the transaction contemplated hereby.

                  6.19.3 Retirement Benefits. No ERISA Plan or other employee arrangement has provided for the payment of retiree benefits by Purchaser.

         6.20 Finder's Fee. Seller warrants that the only commission or finder's fee that will be due and owing upon settlement of this transaction as a result of any actions taken by Seller will be to 2BeMA Network, Inc. and shall be payable in full by Seller.

         6.21 Condition of Equipment. Except as set forth on Schedule 6.21, all equipment that is part of the Purchased Assets is operational (subject only to routine maintenance and repair) and usable in the conduct of the Business consistent with past practice.

         6.22 Affiliate Transactions. Except as set forth in Schedule 6.22 hereto, Seller and its Affiliates provide no services or products to the Business.

         6.23     Environmental Matters. Except as disclosed in Schedule 6.23:

                  6.23.1 Compliance; No Liability. Seller has operated the Business and the Real Property in material compliance with all applicable Environmental Laws. To Seller's Knowledge, Seller is not subject to any liability, penalty or expense (including legal fees), and Purchaser will not suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation by Seller of any Environmental Law prior to the Closing, any environmental activity conducted on or with respect to any property by such Seller at or prior to the Closing or any environmental condition existing on or with respect to any property at or prior to the Closing which arose during either Seller's ownership of the Real Property, in each case whether or not such Seller permitted or participated in such act or omission.

                  6.23.2 Treatment; CERCLA. During either Seller's ownership of the Real Property (i) Seller has not treated, stored, recycled or disposed of any hazardous material, and to Seller's Knowledge, no other Person has treated, stored, recycled or disposed of any hazardous material on any part of the Real Property; (ii) there has been no release of any hazardous material at, on or under any Real Property; and (iii) to Seller's Knowledge, Seller has not transported any hazardous material or arranged for the transportation of any hazardous material to any location that is listed or proposed for listing on the national Priorities List pursuant to Superfund or CERCLA, or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against Seller for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund; and (iv) the Real Property is not listed or, to Seller's Knowledge, proposed for listing on the National Priorities List pursuant to Superfund, CERCLA or any state or local list of sites requiring investigation or cleanup.

                  6.23.3 Notices; Existing Claims; Certain Hazardous Materials; Storage Tanks. Seller has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any hazardous material, nor is it required to place any notice or restriction relating to the presence of any hazardous material on the Real Property or in any deed relating to the Real Property. There has been no past, and there is no pending or contemplated, claim by Seller under any Environmental Law or Legal Requirement based on actions of others that may have impacted on the Real Property, and Seller has not entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental liability or expense. All storage tanks located on the Real Property, whether underground or aboveground, are disclosed on Schedule 6.23, and, to Seller's Knowledge, all such tanks and associated piping are in sound condition and are not leaking and have not leaked.

         With respect to any matters in this Section 6.23, Purchaser shall bear the burden of proving that any particular contamination originated during Seller's ownership of the Property.

         6.24 Insurance. Schedule 6.24 sets forth a complete list of all insurance policies maintained with respect to the Business for the past three years and all insurance policies known by Seller to have been maintained by any other Person which may provide any coverage for liabilities relating in any manner to any Environmental Law.
Schedule 6.24 also sets forth a true and correct summary of the loss experiences for the past three years under each such policy. Except as set forth on Schedule 6.24, no insurance has ever been canceled or denied. Following the Closing, Seller shall, to the extent that Purchaser elects to retain Seller's insurance policies (i) take no action to eliminate or reduce such coverage, other than normal elimination or reduction of coverage as they occur by virtue of the filing of claims in the ordinary course under such insurance policies, (ii) pay when due any premiums under such policies for periods prior to Closing, including retrospective or retroactive premium adjustments and
(iii) use its best efforts to assist in filing and processing claims under and otherwise cooperate with Purchaser to allow Purchaser, in its own name, or on behalf of Seller, to obtain all coverage benefits applicable to the Business under such insurance policies, including the execution of assignments or powers of attorney for the benefit of Purchaser. Seller shall promptly pay to Purchaser any proceeds of insurance paid by an insurer to Seller for claims attributable to a period on or after Closing.

         6.25 No Significant Items Excluded. There are no assets, properties, contracts, permits or other items of Seller or any Related Party that are of material importance to the ongoing operation of the Business by Purchaser in substantially the same manner in which the Business has been conducted by Seller prior to the date of this Agreement which are not included in the Purchased Assets.

         6.26. Surveys. Seller has provided Purchaser with copies of Seller's federal and/or state surveys or inspections and any plans of correction for the current year and the two immediately preceding years for the Facility. Each such survey or inspection was prepared in material compliance with all applicable Legal Requirements.

         6.27. Occupancy Reports. Seller has provided Purchaser with copies of Seller's occupancy reports for the Facility for the last year.

         6.28 Discounted Rates; Rate limitations; Free Care. Attached hereto is Schedule 6.28 that sets forth a true and complete list of the following for the Facility: (i) any services that are provided based on a discount factor from the rates regularly charged at the Facility; (ii) any restrictions or limitations on rates which may be charged to private pay residents for services provided at the Facility; (iii) any percentage of beds or slots in any program at the Facility that must be reserved for Medicare or Medicaid eligible residents and (iv) any amount of welfare, free or charity care or discounted government assisted resident care provided at the Facility.

         6.29 Operational Performance. Seller represents and warrants that, for the calendar year ending December 31, 1996 (i) the gross operating revenues of the Facility, were $1,938,460; and (ii) the operational income of the Facility after adjustments for amortization, depreciation, interest, and other non-recurring expenses as mutually agreed upon by Buyer and Seller was $805,413. As used herein operational income shall mean the net result of revenues generated and expenses incurred in connection with the Business.

         6.30 Completeness and Accuracy. To Seller's Knowledge: (i) all information set forth on any Schedule hereto is true, correct and complete;
(ii) no representation or warranty of either

Seller contained in this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not materially misleading; and (iii) all Contracts, Permits and other documents and instruments furnished or made available to Purchaser by Seller are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto.

            ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to each Seller, that each of the following representations and warranties is true and correct as of the date of Closing:

         7.1 Organization, Good Standing, Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has, or will have on or before September 15, 1997, all requisite corporate power and authority to purchase the Purchased Assets, to carry on the Business and to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

         7.2 Authorization of Agreement and Enforceability. Purchaser has or will have taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby, on or before September 15, 1997. This Agreement constitutes, and the Ancillary Agreements, upon Purchaser's execution and delivery thereof, will constitute, the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         7.3 No Violations; Consents. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Purchaser, (ii) to Purchaser's Knowledge, except with respect to notices and consents required to be given by Purchaser to any Accreditation Body or Governmental Authority in connection with the sale and change of ownership of the Purchased Assets and the Business, violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any contract, law, statute, rule or regulation to which Purchaser is subject, (iii) violate any judgment, order, writ or decree of any court applicable to Purchaser, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Purchaser is a party; or (v) result in the creation or imposition of any Encumbrance upon its assets.

         7.4 Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or, to Purchaser's Knowledge, threatened against Purchaser or any of Purchaser's properties, assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby.

         7.5 Broker. No finder's fees, broker's fees or commissions will be due and payable upon Closing of this transaction as a result of actions by Purchaser. Seller will pay any fee due to 2BeMA Network, Inc., as provided in
Section 6.20.

            ARTICLE VIII. COVENANTS OF SELLER PRIOR TO CLOSING DATE

         8.1 Required Actions. Between the date of this Agreement and the Closing Date, Seller covenants that it will:

                  8.1.1 Access to Information. Give to Purchaser and its counsel, accountants, consultants and other representatives, for the purpose of audit, review and copying, reasonable access to such of the properties, books, accounts and records of such Seller as are relevant to the Purchased Assets and the Business, and furnish or otherwise make available to Purchaser all such information concerning the Purchased Assets and the Business as Purchaser may reasonably request.

                  8.1.2 Surveys; Occupancy; Operations. With respect to Seller, provide Purchaser with the following:

                  (i) occupancy reports for the Facility, as soon as the same become available through the Closing Date, but no later than 5 days after the last day of any given month, such reports to in the form previously provided to Purchaser as indicated in Section 6.27 hereof;

                  (ii) federal and/or state surveys or inspections and any plans of correction for the Facility, as soon as the same become available through the Closing Date, but no later than 5 days after received by Seller;

                  (iii) if applicable, Seller's cost reports for the current year and the two immediately preceding years for the Facility, together with the current rate schedule for the Facility; and

                  (iv) monthly statements of profit and loss of Seller for the Facility, as soon as the same become available through the month prior to the month in which occurs the Closing Date, but no later than 15 days after the last day of each month;

                  8.1.3 Conduct of Business. With respect to Seller, operate the Business in the usual, regular and ordinary manner as such Business was conducted prior to the date hereof and use reasonable efforts until the Closing Date to (i) preserve and keep intact the Business; (ii) keep available the services of the Employees; (iii) preserve its relationships with residents, suppliers and others having business dealings with Seller in connection with the Business and (iv) maintain current marketing activities;

                  8.1.4 Maintenance of Properties. Maintain the Purchased Assets, whether owned or leased, in operational repair, order and condition, reasonable wear and tear excepted;

                  8.1.5 Maintenance of Books and Records. With respect to Seller, maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice;

                  8.1.6 Compliance with Applicable Law. Comply in all material respects with all Legal Requirements applicable to the Purchased Assets and, with respect to Seller, to the conduct of the Business, provided however, that Seller shall have the full right and power to contest the applicability and or the scope of such Legal Requirements;

                  8.1.7 Performance of Obligations. Perform all the material obligations of Seller relating to the Purchased Assets and the Business in accordance with the past practices, provided however that Seller shall have the full right and power to contest the applicability and or the scope of said material obligations;

                  8.1.8 Approvals, Consents. Use its best efforts to obtain in writing as promptly as possible any approvals and consents as required to be obtained by Seller in order to effectuate the transactions contemplated hereby and deliver to Purchaser copies of such approvals and consents. Accordingly, Seller shall cooperate with Purchaser's efforts to obtain the necessary licenses to operate the Facility from the appropriate Accreditation Bodies, including, without limitation, the Department of Public Welfare, Division of Personal Care Homes. Upon execution and delivery of this Agreement, Seller shall:

                  (i) promptly provide Purchaser with copies of all current Permits;

                  (ii) assist Purchaser in notifying each applicable Accreditation Body and Third Party Payor as required by any Legal Requirement of the pending change of ownership of the Facility; and

                  (iii) provide to Purchaser all information necessary for Purchaser to prepare such other notices as required by all Legal Requirements including, required, (i) notices to the Facility's residents and (ii) notices to referral or human service agencies. Seller shall sign said notices and cooperate with Purchaser to comply with all Legal Requirements.

                  8.1.9 Notice of Material Damage. Give to Purchaser prompt notice in writing of any fact that, if known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Seller of any of its representations, warranties, covenants or agreements hereunder;

                  8.1.10 Pay Employees to Closing Date. Subject to the provisions of Section 5.4 hereof, pay all wages, salaries and other sums due Employees through the close of business on the day prior to the Closing Date;

                  8.1.11 Cost Reports. If applicable, file, or cause to be filed, all Medicare and Medicaid cost reports that are required to be filed after the Closing Date, without regard to any extensions, pursuant to all applicable Legal Requirements. Any liability of Seller required to be paid as a result of any such cost report for any period prior to the Closing Date shall be paid by Seller. Purchaser shall cause any refund which may be received after the Closing Date as a result of any such cost report to be paid to Seller;

                  8.1.12 Transfer of Employees. Cooperate with Purchaser in Purchaser's effectuation of the employment of all Employees electing to continue their employ with Purchaser as of the Closing Date;

                  8.1.13 Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and use all reasonable efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement; and

                  8.1.14 Update Schedule. Promptly disclose to Purchaser any information contained in the representations and warranties of each Seller contained in Article VI or in the Schedules to this Agreement which is no longer complete or correct (including furnishing updated financial statements); provided that no such disclosure shall be deemed to modify, amend or supplement such Seller's representations and warranties.

                  8.1.15   Compliance with Bulk Sales Laws. Seller shall
         (i) provide notice to the Pennsylvania Department of Revenue ("Revenue") and the Department of Labor and Industry ("L&I"), at least ten days prior to Closing, of the sale of the Business and the Purchased Assets contemplated hereunder, in accordance with 72 P.S.
         Section 1403 and 43 P.S. 788.3, and shall provide Purchaser with a copy of said notice; and (ii) file all State tax reports with Revenue and L&I to and including the Closing Date and pay all taxes due to the Commonwealth in accordance therewith and provide Purchaser with evidence of such payment on or before the Closing Date.

                  8.1.16 Removal of Underground Storage Tank. Seller shall remove or cause to be removed from the Real Property the underground storage tank which is currently located above-ground, east of the Facility, as identified in that certain Phase I Environmental Site Assessment and Limited Subsurface Investigation dated August 8,

         1997 and prepared by ATC Associates, Inc. On or before September 26, 1997, Seller shall provide Purchaser with either Seller's certificate or the certificate of a company qualified in the removal and disposal of environmental containment devices, in a form satisfactory to Purchaser and its lender for this transaction, in their reasonable discretion and exercised in good faith, certifying that said underground storage tank has been removed from the Real Property, transported and disposed of, in compliance with all federal, state and local environmental laws. A copy of said report has been provided to Seller.

         8.2 Prohibited Actions. Between the date of this Agreement and the Closing Date, Seller shall not, except as otherwise agreed by Purchaser in writing:

                  8.2.1 Sale of Purchased Assets. Sell, transfer, assign, lease, encumber or otherwise dispose of any of the Purchased Assets other than in the ordinary course of business consistent with past practices;

                  8.2.2 Business Changes. Change in any material respect the character of the Business;

                  8.2.3 Incurrence of Material Obligations. Incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement, commitment or other transaction or arrangement that is not in the ordinary course of business consistent with past practices and with respect to which Purchaser will be bound subsequent to Closing;

                  8.2.4 Incurrence of Liens. Subject to lien, security interest or any other Encumbrance, other than Permitted Encumbrances, any of the Purchased Assets;

                  8.2.5 Change in Employee Compensation and Benefits. Increase the rate of compensation paid, or pay any bonus, to anyone connected with the Business, except for the bonus of $50,000 payable to Shirley Davis and such other increases or bonuses planned, in the ordinary course of business consistent with past practices, or establish or adopt any new pension or profit-sharing plan, deferred compensation agreement or employee benefit arrangement of any kind whatsoever covering or affecting Employees;

                  8.2.6 Publicity; Advertisement. Except as required by law, publicize, advertise or announce to any third-party, except as required pursuant to this Agreement to obtain the consent of such third-party, the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby;

                  8.2.7 No Release. Except in the ordinary course of business consistent with past practices, (i) cancel, release or relinquish any material debts of or claims against others held by Seller with respect to the Business or (ii) waive any material rights relating to the Business; and

                  8.2.8 No Termination or Modification. Except in the ordinary course of business consistent with past practices, terminate or materially modify any material contract or permit (including, without limitation, those items listed on Schedule 1.56 and Schedule 2.1.3) or other authorization or agreement affecting, after the Closing, the Purchased Assets or the Business or the operation thereof.


            ARTICLE IX. COVENANTS OF PURCHASER PRIOR TO CLOSING DATE

         9.1 Required Actions. Between the date of this Agreement and the Closing Date, Purchaser shall, except as otherwise agreed by Seller in writing:

                  9.1.1 Advise of Changes. Advise Seller promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach by Purchaser or Seller of any of its representations, warranties, covenants or agreements hereunder;

                  9.1.2 Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and Purchaser shall use its best efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement;

                  9.1.3 Examinations. Promptly undertake all examinations, inspections, surveys and audits, including, without limitation, title searches and surveys of the Real Property, environmental assessments and audits and engineering surveys, as Purchaser deems necessary in connection with the acquisition of the Purchased Assets or the Business; and

                  9.1.4 Seller's Employees. Take all reasonable steps to ensure the transfer of employment of the Employees listed on Schedule
         1.21 and who are offered employment and who elect to continue their employ with Purchaser as are able to be accomplished prior to or on the Closing Date.

         9.2 Investigation. Purchaser shall use reasonable efforts to conduct an investigation of the Business of Seller in such a manner as to prevent disruption of relations with the Employees, residents and suppliers of Seller, which investigation shall include such due diligence as is customary for transactions of the type contemplated herein. Such investigation shall be
(i) conducted by Purchaser and its representatives (including Purchaser's lender) in Seller's presence; and (ii) scheduled with Seller's prior approval.

         9.3 Approvals, Consents. Purchaser shall use its best efforts to obtain in writing as promptly as possible any approvals and consents as required to be obtained by Purchaser in order to effectuate the transactions contemplated hereby and deliver to Seller copies of such approvals and consents. Accordingly, Purchaser use best efforts to obtain the necessary licenses to operate each of the Facilities from the Department of Public Welfare, Division of Personal Care Homes, including:

                  (i) providing notice to each applicable Accreditation Body and Third Party Payor as required by any Legal Requirement of the pending change of ownership of each of the Facilities; and

                  (ii) providing such other notices as required by all Legal Requirements including, if required, (a) notices to the Facilities' residents and (b) notices to referral and human service agencies. Prior to sending the notices referred in clauses (i) and (ii) of this Section 9.3, Purchaser shall provide copies to Seller for review and approval, which approval shall not be unreasonably withheld.


         9.4 Publicity; Advertisement. Except as required by law, Purchaser shall not publicize, advertise or announce to any third-party, except as required pursuant to this Agreement to obtain the consent of such third-party, the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby; provided, however, the foregoing shall not be applicable to disclosures made by Purchaser to Purchaser's lender in response to such lender's requests.

          ARTICLE X. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligation of Purchaser to proceed with Closing under this Agreement is subject to the fulfillment prior to the specified date or, if no date is specified, at the time of Closing of the following conditions with respect to Seller, any one or more of which may be waived in whole or in part by Purchaser:

         10.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and the Ancillary Agreements to which Seller is to become a party shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         10.2 Performance of Agreement. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing Date or by such other date specifically set forth herein.

         10.3 Seller's Certificate. Purchaser shall have received a certificate from Seller, dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its lender, certifying as to the matters specified in Section 10.1 and Section 10.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Seller hereunder.

         10.4 Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted would have a material adverse effect on the conduct of the Business or impose any additional material financial obligation on, or require the surrender of any material right by, Purchaser.

         10.5 Actions and Proceedings. With respect to Seller, all actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to counsel for Purchaser, and such counsel shall have been furnished with such certified copies of such actions and proceedings and such other instruments and documents as it shall have reasonably requested.

         10.6 Consents. Any third-party consents, approvals, authorizations or Permits (including, without limitation, those required by any Governmental Authorities) necessary for the conveyance of the Purchased Assets or valid consummation of the transactions contemplated hereby shall have been obtained.

         10.7 Business Investigation. At its sole cost and expense, Purchaser shall have completed its investigation, as contemplated in Section 9.2, the results of which shall be satisfactory to Purchaser in its sole discretion, on or before September 15, 1997.

         10.8 Physical Inspection. At its own cost and expense, Purchaser shall have inspected and approved on or before August 8, 1997, the physical condition of the Real Property including the improvements and the HVAC, electrical, plumbing and other systems, and shall receive the written report in form and substance satisfactory to Purchaser from a qualified engineering firm approved by Purchaser or any engineer employed by Purchaser to the effect that the improvements on the Real Property have been constructed in compliance with, and currently are in compliance with, all governmental requirements, including without limitation the Americans With Disabilities Act, and with all restrictions of record applicable thereto which materially affect the Purchaser's intended use of the Real Property. Purchaser acknowledges that the condition in this Section 10.8 has been satisfied.

         10.9 Environmental Report. At its own cost and expense, Purchaser shall have obtained, on or before September 15, 1997 a written report from a qualified geotechnical or engineering firm or other environmental consultant, in a form and substance, satisfactory to Purchaser, concerning the presence, handling, treatment and disposal of Regulated Substances on in or under the Real Property and the presence of asbestos on, in or under any of the improvements thereon and disclosing (i) the results of a review of prior uses of the Real Property and the Facility disclosed by local public records, including the chain of title; (ii) contacts with local officials to determine whether any records exist with respect to the disposal of Regulated Substances on the Real Property or the use of asbestos in the construction of the improvements thereon; and (iii) if recommended to or required by Purchaser, soil samples and groundwater samples consistent with good engineering practice.

         10.10 Title Insurance. Purchaser shall have obtained for all Real Property final marked commitments to issue to Purchaser, at Purchaser's sole cost and expense, ALTA (1990-Form B with appropriate state endorsements) owner's and/or leasehold policies of title insurance in coverage amounts equal to the fair market values of such Real Property, insuring good and marketable title to such Real Property with mechanic's liens coverage and such other endorsements as Purchaser or its lender may reasonably request and with exceptions only for ALTA standard printed exceptions (other than mechanic's and materialmen's liens and rights of possession) and Permitted Encumbrances.

         10.11 Purchaser shall have received on or before September 26, 1997 the certificate required under Section 8.1.16 hereof.

         10.12 Closing Documents. Purchaser shall have received the other documents referred to in Section 5.2 which shall be in form and substance satisfactory to Purchaser in its reasonable discretion.

         10.13 Other Deliveries. At its own cost and expense, Purchaser shall have received with respect to the Real Property:

                  10.13.1 Surveys. On or before September 15, 1997, surveys of such property which conform to the standards set forth in the ALTA/American Congress on Surveying and Mapping Minimum Standard Detail Requirements for Land Title Surveys and which disclose no state of facts inconsistent with the representations and warranties of Seller set forth in Section 6.9 hereof and are otherwise acceptable to Purchaser;

                  10.13.2  Affidavits. ALTA extended coverage
         statements/affidavits in form and substance satisfactory to Purchaser's title insurer regarding title, mechanic's liens and such other customary matters as may be reasonably requested by Purchaser or Purchaser's title insurer; and

                  10.13.3 FIRPTA Certificates. A certificate, duly executed and acknowledged by Seller under penalties of perjury, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iii), stating Seller's name, address and Federal tax identification number, and that Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

                  10.13.4 Zoning. Purchaser shall have received by September 15, 1997 confirmation from the necessary governmental authorities or otherwise satisfied itself and its lender that the applicable zoning ordinances and other applicable land use regulations, if any, permit the use of the Real Property as a personal care home as licensed by the Pennsylvania Department of Public Welfare.

         10.14 Financing. Purchaser shall have received on or before September 15, 1997, on terms that shall be satisfactory to Purchaser in its sole discretion, a written binding commitment from a real estate investment trust or other financing source in an amount sufficient to enable Purchaser to pay the Purchase Price in full.

         10.15 Authorization. On or before September 15, 1997, Purchaser shall have obtained approval of the transactions contemplated herein by its board of directors and shareholders (if necessary).

         ARTICLE XI. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         The obligation of Seller to proceed with the Closing under this Agreement is subject to the fulfillment prior to the specified date or, if no date is specified, at the time of Closing of the following conditions with respect to Purchaser, any one or more of which may be waived in whole or in part by Seller:

         11.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         11.2 Performance of Agreement. Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

         11.3 Purchaser's Certificate. Seller shall have received a certificate from Purchaser, dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the fulfillment of all matters specified in Section 11.1 and Section 11.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Purchaser hereunder.

         11.4 Secretary's Certificate. Seller shall have received a certificate, dated as of the Closing Date, of the Secretary or any Assistant Secretary of Purchaser, certifying:

                  (i) That the execution and delivery of this Agreement and the Ancillary Agreements and the performance by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by corporate resolution and all other necessary corporate action of Purchaser, and no further action or approval is required in order that this Agreement be binding upon or enforceable against Purchaser;

                  (ii) The name and office held by each officer or representative of Purchaser executing this Agreement, the certificate referred to in Section
                           11.3 and the Ancillary Agreements to which Purchaser is a party, and that each such officer is duly and currently elected by Purchaser and authorized to execute the Agreement, said certificate, and the Ancillary Agreements on its behalf; and

                  (iii) That the governing documents of Purchaser delivered pursuant to Section 11.6 were in effect on the date of said resolution, the date of execution of this Agreement and the Closing Date.


         11.5 Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other Person shall have been instituted, threatened or anticipated which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would have a material adverse affect on Seller, or either of them, by the imposition of any additional material financial obligation on, or requirement of the surrender of any material right by, either Seller.

         11.6 Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to counsel for Seller, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested, including, without limitation:

                  (i) certificates of the appropriate public officials to the effect that Purchaser is a validly existing corporation in good standing in its state of incorporation as of a date not more than 10 days prior to the Closing Date;

                  (ii) incumbency and specimen signature certificates dated the Closing Date, signed by the officers of Purchaser and certified by its Secretary; and

                  (iii) true and correct copies of (A) the charter documents of Purchaser as of a date not more than 10 days prior to the Closing Date, certified by the Secretary of State of its state of incorporation and
                           (B) the bylaws of Purchaser as of the Closing Date, certified by the Secretary of Purchaser.

         11.7 Copies of Reports. Seller shall have received, on or before August 15, 1997, copies of all reports, certificates, instruments and other information obtained by or on behalf of Purchaser under Sections 10.8, 10.9,
10.10 and 10.13 hereof.

                ARTICLE XII. OBLIGATIONS AFTER THE CLOSING DATE

         12.1 Covenant Not to Interfere. Seller covenants and agrees that for a period of three years after the Closing Date, Seller will not solicit for employment by such Seller or any Affiliates any Person who is an Employee of the Business as of the Closing Date.

         12.2 Noncompetition. For a period of three years following the Closing Date, Seller will not, directly or indirectly, unless acting in accordance with Purchaser's written consent, own, manage, operate, finance or participate in the ownership, management, operation or financing of or permit its name to be used by or in connection with any business or enterprise engaged in the Business acquired by Purchaser hereunder and located within a 25-mile radius of the Facility. Seller acknowledges that the provisions of this Section are reasonable and necessary to protect the interests of Purchaser, that any violation of this Section will result in an irreparable injury to Purchaser and that damages at law would not be reasonable or adequate compensation to Purchaser for violation of this Section and that, in addition to any other available remedies, Purchaser shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section. In the event that the provision of this Section shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable law. Notwithstanding the foregoing, either Seller may own up to 5% of the outstanding stock of a publicly traded company engaged in the Business acquired by Purchaser hereunder and located within a 25-mile radius of the Facility.

         12.3 Transition of Employees. From and after the Closing Date, Purchaser and Seller shall cooperate in an effort to effect an orderly transition of the Employees who accept employment with Purchaser.

         12.4     Certain Transitional Matters.

                  12.4.1 Transfer of Assets. Seller agrees that Purchaser, from and after the Closing Date, shall have the right and authority to collect for Purchaser's own account all items which shall be transferred to Purchaser as provided herein.

                  12.4.2 Endorsement of Checks. From and after the Closing Date, Purchaser shall have the right and authority to retain and endorse without recourse the name of Seller on any check or any other evidence of indebtedness received by Purchaser on account of any of the Purchased Assets.

                  12.4.3 Seller's Remittance of Funds. After the Closing Date, Seller shall promptly transfer and deliver to Purchaser any cash or other property, if any, that Seller may receive related to the Purchased Assets other than the Excluded Assets.

                  12.4.4 Purchaser's Remittance of Funds. After the Closing Date, Purchaser shall promptly transfer and deliver to Seller any cash or other property, if any, that Purchaser may receive related to the Excluded Assets.

                  12.4.5 Assumed Liabilities Controlled by Purchaser. From and after the Closing, Purchaser shall have complete control over the payment, settlement or other disposition of, or any dispute involving any Assumed Liability for which Purchaser is fully liable under the provisions of this Agreement, and Purchaser shall have the right to conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Purchaser promptly of any claim made with respect to any such Assumed Liability and shall not, except with the prior written consent of Purchaser, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liability. Seller shall cooperate with Purchaser in connection with any negotiations or proceedings involving any such Assumed Liability. With respect to any dispute involving any Assumed Liability for which both Parties are liable for a portion thereof, the Parties shall cooperate with each other in good faith with respect to the defense, payment, settlement, compromise or other disposition thereof; provided, however, that if the Parties are unable to agree, the Party with the largest potential liability shall control such matter.

         12.5 Audits. To the extent reasonably requested by Purchaser, prior to the Closing Date, at Purchaser's cost and expense, Seller shall cooperate and request Seller's accountants to cooperate, with Purchaser and its auditors in the preparation of audited financial statements for the Facility for the years ended December 31, 1996, 1995 and 1994 and for the period from January 1, 1997 through the date of Closing, prepared in accordance with GAAP, to the extent required, in connection with any registration statement or other form filed by Purchaser with the Securities and Exchange Commission under the Securities Act of 1933 for a public offering and sale of securities of Purchaser.

         12.6 Further Assurances of Seller. From and after the Closing Date, Seller shall, at the request of Purchaser, execute, acknowledge and deliver to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Purchaser may reasonably request (i) to transfer to and vest in Purchaser, and protect its rights, title and interest in, all the Purchased Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement. In addition, from and after the Closing Date, Seller shall afford Purchaser and its attorneys, accountants and other representatives access, during normal business hours, to any Books and Records and other information relating to the Business that Seller may retain, as may reasonably be required in connection with the preparation of financial information or tax returns of Purchaser.

         12.7 Further Assurances of Purchaser. From and after the Closing Date, Purchaser shall afford to Seller and its attorneys, accountants and other representatives access, during normal business hours, to such Books and Records and other information relating to the Business as may reasonably be required in connection with the preparation of financial information or Tax Returns for periods concluding on or prior to the Closing Date and/or in connection with any other matter pertaining to the Business or the Purchased Assets which relates, in whole or in part, to a period of time prior to the Closing Date. Purchaser shall cooperate in all reasonable respects with Seller with respect to its former interest in the Business and in connection with financial account closing and reporting and claims and litigation asserted by or against third parties, including, but not limited to, making Purchaser's employees available at reasonable times to assist with, or provide information in connection with financial account closing and reporting and claims and litigation, provided that Seller reimburses Purchaser for its reasonable out-of-pocket expenses (including costs of employees so assisting) in connection therewith.

                           ARTICLE XIII. TERMINATION

         13.1     Termination of Agreement. This Agreement may be terminated:

                  (i) By the mutual consent of Seller and Purchaser, in which case the Deposit shall be returned by Seller to Purchaser;

                  (ii) By Purchaser or Seller if Closing has not taken place on or before October 3, 1997; provided, however, if the Closing has not occurred by October 3, 1997, either Party shall have the right from and after that date to declare time to be of the essence by notice to the other Party; such notice to state the time, date and location of Closing, which date shall be no less than ten (10) nor more than twenty
                           (20) days from the date of such notice; and provided further that no Party then in material breach of any of its obligations hereunder shall have the right to terminate. Except as provided in Section 3.1.1 hereof, upon termination under this Section 13.1(ii), the Deposit shall be returned by Seller to Purchaser on or before October 23, 1997 or within five days after the date Closing was to occur, as specified in the notice provided in accordance with this Section 13.1(ii), if Purchaser is the non-breaching party, or shall be retained by Seller, if Seller is the non-breaching party, as the case may be;

                  (iii) By Purchaser upon notice to Seller if any of the conditions set forth in Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.11, 10.12, 10.13.2, 10.13.3 or
                           10.13.4 hereof have not been materially satisfied or become impossible to satisfy by the specified date or the Closing Date, as the case may be (other than by reason of the material failure of Purchaser to fulfill its obligations under this Agreement). Except as provided in Section 3.1.1 hereof; upon termination under this Section 13.1(iii), the Deposit shall be returned to Purchaser by Seller within five days of said notice by Purchaser;

                  (iv) By Purchaser upon notice to Seller given on or before September 18, 1997, time being of the essence, that any of the conditions specified in Sections 10.9, 10.10, 10.13.1, 10.14, or 10.15 have not been materially satisfied or become impossible to satisfy by the specified date or by October 3, 1997, as the case may be (other than by reason of the material failure of Purchaser to fulfill its obligations under this Agreement). Upon termination under this Section 13.1(iv), the Deposit shall be retained by Seller.

                  (v) By Seller upon notice to Purchaser if any of the conditions set forth in Article XI hereof have not been satisfied or become impossible to satisfy by October 3, 1997 (other than by reason of the material failure of such Seller to fulfill its obligations under this Agreement). Except as provided in Section
                           3.1.1 hereof, upon termination under this Section 13.1(v), the Deposit shall be retained by Seller;

                  (vi) By Seller if Purchaser materially breaches or fails to fulfill its obligations under this Agreement, which failure continues and remains uncured for 30 consecutive calendar days after such Seller gives written notice of such failure to Purchaser. Except as provided in Section 3.1.1 hereof, upon termination under this Section 13.1(vi), the Deposit shall be retained by Seller; and

                  (vii) By Purchaser if either Seller materially breaches or fails to fulfill its obligations under this Agreement, which failure continues and remains uncured for 30 consecutive calendar days after Purchaser gives written notice of such failure to such Seller. Except as provided in Section 3.1.1 hereof, upon termination under this Section 13.1(vii), the Deposit shall be returned to Purchaser by Seller within five days after said 30th calendar day.

         The provisions of clauses (vi) and (vii) to the contrary notwithstanding, if the cure period specified in those clauses would extend beyond the Closing Date specified in a "time of the essence" notice given under clause (ii) of this Section 13.1, such cure period shall terminate on the Closing Date so specified.

         13.2 Return of Documents. If this Agreement is terminated for any reason pursuant to this Article XIII, each Party shall return to the other Party or, with the agreement of the other Party, shall destroy all documents and copies thereof which shall have been furnished to it by such other Party, if any, or, as to documents pertaining to Seller, which were otherwise obtained by Purchaser in the course of its due diligence.

         13.3 Remedies. If Seller or Purchaser defaults hereunder, the non-breaching Party shall be entitled to (a) retention or return, as the case may be, of the Deposit, in accordance with the provisions of Section 13.1 hereunder; and (b) reimbursement from breaching Party for all out-of-pocket expenses and reasonable attorneys' fees, but in no event more than $20,000. It is understood and agreed that the non-breaching Party's actual damages in such event will be difficult to ascertain and that the foregoing represents a reasonable liquidation thereof. Upon payment of the above sums and the return of the documents under Section 13.2, this Agreement shall terminate and neither Party shall have any further liability to the other hereunder. The foregoing to the contrary notwithstanding, if Seller shall willfully and materially default hereunder, Purchase shall, in lieu of its remedies above stated, have the right to seek specific performance.

            ARTICLE XIV. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                INDEMNIFICATION

         14.1 Survival of Representations and Warranties. All representations and warranties of the Parties shall survive for two (2) years after the Closing Date (the "Survival Period"); provided that there shall be no termination of any specific representation or warranty as to which a claim has been asserted prior to the termination of such Survival Period until the ultimate disposition of such claim. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely.

         14.2 Indemnification by Seller. Seller shall respectively indemnify, defend, save and hold Purchaser, its successors and assigns, and their officers, directors, employees, agents and Affiliates (collectively, "Purchaser Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable attorneys' fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "Purchaser Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Purchaser Indemnitees, directly or indirectly:

         (i) in connection with, arising out of, or which would not have occurred but for (A) a material breach of any representation or warranty made by Seller in this Agreement, any certificate or document furnished pursuant hereto or any Ancillary Agreement to which Seller is or is to become a party; (B) a material breach or nonfulfillment of any covenant or agreement made by Seller in or pursuant to this Agreement and in any Ancillary Agreement to which Seller is or is to become a party; or (C) Seller's failure to pay any Retained Liability;

         (ii) that arise as a result of the presence in, on or under the Real Property, or in, on or under the buildings, structures, improvements or fixtures located thereon, of any toxic or Hazardous Substances, including but not limited to asbestos: (a) not known to Purchaser, including by virtue of the report referred to in Section
         10.9 hereof; (b) placed during Seller's ownership of the Real Property; and (c) the presence of which Seller is notified by Purchaser in writing within two years from the Closing Date. Without limiting the generality of the foregoing, Seller's indemnity obligation shall include costs incurred in connection with any site investigation or any remedial, removal, or restoration work, required by any local, state, or federal agency because of the presence of Hazardous Substances in, on or under the said Real Property, or in on or under the said building, structure, improvements or fixtures located thereon, whether in the soil, groundwater, air, or any other receptor: (a) not known to Purchaser, including by virtue of the report referred to in Section
         10.9 hereof; (b) placed during Seller's ownership; and (c) of which Seller is notified in writing by Purchaser within two years from the Closing Date, but shall not include incidental or consequential damages. Notwithstanding the foregoing, toxic or Hazardous Substances emitted, released or placed on the Real Property as a result of Seller's removal, pursuant to Section 8.1.16 hereof; of that certain underground storage tank identified in said report and referred to in Section 8.1.16, do not and would not constitute a toxic or Hazardous Substance known to Purchaser by virtue of said report. With respect to any matters in this Section 14.2(ii), Purchaser shall bear the burden of proving that the presence of any such toxic or Hazardous Substances originated or was placed in, on or under the Real Property or in, on or under the buildings, structures, improvements or fixtures located thereon during Seller's ownership of the Property; and

         (iii) that arise as a result of Seller's failure to pay any federal, state or local tax attributable to a period prior to Closing, whether or not then assessed, including but not limited to income tax, corporate tax, employee withholding or other tax or any other fee, assessment, or liability, which failure results in or could result in the imposition of a lien on the Real Property or on any of the Purchased Assets.

         14.3 Indemnification by Purchaser. Purchaser shall indemnify, defend, save and hold each Seller and their respective heirs, executors and administrators, as the case may be (collectively, "Seller Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable attorneys' fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, or which would not have occurred but for (i) a breach of any material representation or warranty made by Purchaser in this Agreement, any certificate or document furnished hereunder, or any Ancillary Agreement to which Purchaser is a party; (ii) a material breach or nonfulfillment of any covenant or agreement made by Purchaser in or pursuant to this Agreement and in any Ancillary Agreement to which Purchaser is a party; and (iii) Purchaser's failure to pay any Assumed Liability.

         14.4 Notice of Claims. If any Purchaser Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Purchaser Damages or Seller Damages, as the case may be ("Damages") for which it is entitled to indemnification under this
Article XIV, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit.

         Upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be obligated promptly to litigate, defend, contest or otherwise protect against any such action or suit at the expense of the Indemnifying Party. In any such case, the Indemnifying Party shall have the right to control the conduct of defense of the matter for which indemnification has been claimed and shall be entitled to the cooperation of the Indemnified Party, provided however, that if Seller is the Indemnifying Party, Seller shall not permit to exist and shall promptly discharge any Encumbrance against any asset of the Purchaser, arising out of any Purchaser Damages for which Seller is liable to indemnify Purchaser under Section 14.2, upon notice of such Encumbrance.

             [The remainder of this page intentionally left blank]


                                      41A

Further, the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the complete release from liability with respect to such action or suit to the Indemnified Party. If the Indemnifying Party fails to timely respond or take such action as may be otherwise suitable to protect against any such action or suit, the Indemnified Party shall have the right, but not the obligation, to litigate, defend, contest or otherwise protect against the same, and recover the entire cost thereof from the Indemnifying Party, including the reasonable attorneys' fees, and all amounts whatsoever paid as a result of such action or suit.

         Any provision hereof to the contrary notwithstanding (a) if Damages are validly asserted by the Indemnified Party because of any material inaccuracy in any representation or warranty made by the Indemnifying Party, or breach of any material obligation hereunder or under any Ancillary Agreement by the Indemnifying Party, but which do not involve any third party action or suit, the Indemnifying Party shall have the obligation to pay only such amount, or take such action, as is necessary to make such representation or warranty materially accurate, or to materially cure such breach, together with reimbursement to the Indemnified Party for any reasonable incidental and consequential damages suffered as result; (b) in all instances where the Indemnified Party shall claim Damages, or having the potential to cause Damages it shall have the obligation to mitigate such Damages; (c) the indemnification obligations of the Parties shall apply only to the occurrence of any event giving rise to Damages to the other party for which a claim is asserted before termination of the Survival Period; and (d) any inaccuracy of any representation or warranty made by either Party, or any breach of any provision of this Agreement or any Ancillary Agreement by either Party, shall be deemed to be waived by the other Party if such other Party has actual knowledge of such inaccuracy or breach, as the case may be, but nonetheless proceeds to the Closing of the transactions contemplated hereby.

         14.5 Other Remedies. The indemnification rights of any Indemnified Party under this Article XIV are independent of and in addition to such rights and remedies as such Indemnified Party may have at law, in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under or in connection with this Agreement on the part of any Party, none of which rights or remedies shall be affected or diminished hereby.

                              ARTICLE XV. GENERAL

         15.1 Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Purchaser and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

         15.2 Publicity. All notices to third-parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and among Purchaser and Seller. Except as may be required by law, no Party shall act unilaterally in this regard without prior written approval of every other Party, such approval not be unreasonably withheld.

         15.3 Waivers. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         15.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of the Parties hereto, and shall be binding upon the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors, assigns, heirs, executors, administrators and legal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         15.5 Notices. All notices, requests, demands, elections and other communications which any Party to this Agreement may be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or two days after mailing thereof.

                  15.5.1   Notice to Seller.

                                    Kenneth A. Feltrop
                                    108 McBride Road
                                    Beaver Falls, PA 15010
                                    FAX:    N/A
                                    Phone:  (412) 846-5117

                                    Delores J. Nahar
                                    147 Lihi Road
                                    Darlington, PA 16115
                                    Phone:  (412) 847-9236

                           With a required copy to:

                                    Lee Harris
                                    2BeMA Network, Inc.
                                    50 Pacific Avenue Mall
                                    San Francisco, CA 94111
                                    FAX: ___________________
                                    Phone: ___________________


                                    Louis A. Prosperi, Esq.

                                    Suite 3601 Grant Building
                                    301 Grant Building
                                    Pittsburgh, PA 15219

                  15.5.2   Notice to Purchaser.


                                    Balanced Care Corporation
                                    5021 Louise Drive, Suite 200
                                    Mechanicsburg, PA 17055
                                    Fax:    (717) 796-6150
                                    Attn:   Karen N. Connelly, Esquire

                            With a required copy to:

                                    Kirkpatrick & Lockhart LLP
                                    1500 Oliver Building
                                    Pittsburgh, PA 15222
                                    Fax:    (412) 355-6501
                                    Attn:   John C. Rodney, Esquire

Or to such other addresses as such Party shall have specified by notice to every other Party hereto.

         15.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements and documents delivered at Closing pursuant hereto and thereto constitute the entire agreement and understanding between the Parties hereto as to the matters set forth herein and therein and supersede and revoke all prior agreements and understandings, oral and written, between the Parties hereto or thereto or otherwise with respect to the subject matter hereof or thereof. No change, amendment, termination or attempted waiver of any of the provisions hereof or thereof shall be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

         15.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         15.8 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         15.9 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

         15.10 Governing Law and Choice of Forum. The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of the Commonwealth of Pennsylvania. All claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in state court situated in Beaver County, Pennsylvania. The Parties hereto agree to submit to the jurisdiction of such courts and agree that such jurisdiction shall be proper for all purposes of this Agreement.

         15.11 Cooperation. The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

         15.12 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

         15.13 Successors and Assigns. The covenants, agreements, and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of Purchaser and Seller, and each of their respective permitted successors, assigns, heirs, executors, administrators and legal representatives. Seller shall not assign, or otherwise transfer any interest in this Agreement to any other Person without the prior written consent of Purchaser, which consent shall not unreasonably be withheld. Purchaser may assign and transfer its interest in this Agreement without Seller's consent to any of Purchaser's Affiliates or to any lender providing financing for the transactions contemplated hereby. In addition, Purchaser anticipates financing the transactions contemplated hereby through sale-leaseback(s). Purchaser shall have the right to assign this Agreement, in whole or in part, in such manner as Purchaser may desire in order to facilitate such sale-leasebacks. Purchaser will promptly provide Seller with a copy of any such assignment, and Seller agrees to execute and deliver any consents reasonably required by Purchaser's lender in connection therewith, provided such assignment does not expand either of Seller's respective obligations. and liabilities. hereunder. Notwithstanding any permitted assignment of this Agreement by Purchaser, Purchaser shall remain liable to Seller for all obligations and liabilities to be performed by or on behalf of Purchaser hereunder with respect to such Seller.

         15.14 Fire or Other Damage. If, prior to the Closing, all or any part of the Real Property is damaged by fire or other casualty, Seller shall promptly notify Purchaser of such event. Purchaser shall then have the right to terminate this Agreement by notice to Seller given within twenty (20) days. of Seller's notice to Purchaser, time being of the essence. If Purchaser elects to so terminate this Agreement, the Deposit shall be returned to Purchaser and both Parties shall be relieved and released of and from any further liability hereunder. If Purchaser shall elect not to terminate this Agreement, or shall be deemed to have elected to not terminate this Agreement by failure to give timely notice as provided above, the Closing shall occur in accordance with the Agreement, without abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such casualty, and Seller shall assign to Purchaser the insurance proceeds, if any, to which Seller would otherwise be entitled.

         15.15 Condemnation. If prior to the Closing all or any of the Real Property is taken by eminent domain, Seller shall promptly give Purchaser notice thereof and the following shall apply:

         (a) If a material part thereof is taken, either party may, by notice to the other, elect to cancel this Agreement prior to the Closing Date. If either Party shall so elect, both Parties shall be relieved and released of and from any further liability hereunder, and the Deposit shall be returned to Purchaser. If neither party shall so elect, the Closing shall occur in accordance with this Agreement, without abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking; provided, however, that Seller shall, at the Closing deliver to Purchaser any net proceeds of such taking which may have been collected by Seller as a result of such taking, or if no award or other proceeds shall have been collected, Purchaser shall have the sole right to receive any such award or other proceeds which are payable as a result of such taking.

         (b) If a minor or immaterial part thereof is taken, neither Party shall have the right to terminate this Agreement and the Closing shall nonetheless occur in accordance with this Agreement; however, the provisions of the last sentence of clause (a), above shall apply.


         IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by an officer thereof duly authorized as of the date first above written.

                              PURCHASER:

                                  BALANCED CARE CORPORATION

                                  By: /s/ BRIAN L. BARTH
                                      ------------------
                                          Brian L. Barth
                                          Vice President


                              SELLER:

                                      /s/ DELORES FELTROP NAHAR
                                      -------------------------
                                          Delores Feltrop Nahar,
                                          a/k/a Delores J. Nahar, individually
                                          and d/b/a/ Feltrop Personal Care Home


                                      /s/ ALBERT L. NAHAR
                                      -------------------
                                          Albert L. Nahar


                                      /s/ KENNETH A. FELTROP
                                      ----------------------
                                          Kenneth A. Feltrop, individually
                                          and d/b/a/ Feltrop Personal Care Home


                                      /s/ LORI L. FELTROP
                                      -------------------
                                          Lori L. Feltrop